Exhibit 99.1

November 13, 2014

Mr. Robert Miller

Director and CEO

Abakan Inc.

2665 S. Bayshore Drive,

Suite 450, Miami,

Florida 33133

U.S.A.

Dear Mr. Miller:

UP  Scientech  Materials  Corp.  ("UP  Scientech")  is  pleased  to  present  Abakan  Inc.  ("Abakan")  this  letter agreement regarding its proposed capital injection and business cooperation  with respect  to Abakan's  and

its subsidiary MesoCoat,  Inc.'s  ("MesoCoat's")  PCompP™  and CermaClad™  technologies.   For  purposes

of this letter, Abakan and MesoCoat shall be hereinafter jointly referred to as the "Company."

For purposes of this letter:

a)    "PCompP™" shall mean coatings employing nano-structured ceramic-metal composites formed with a nano-composite core and binder coating.

b)   "CermaClad™" shall mean the use of a high intensity light source captured in a reflector to rapidly fuse

CRA, metal and ceramic coatings on steel pipe, plate, bar and other surfaces.

c)    "CermaClad™ for Plate" shall mean CermaClad™ for coating steel plates.

d)   "CermaClad™  for Other  Applications"  shall  mean CermaClad™  for  coating  surfaces  other than steel plates such as steel pipes and bars.

e)    "CermaClad™ for Pipes" shall mean CermaClad™ for coating steel pipes.

f)    References  to  PCompP™  and  CermaClad™  shall  include  future Company products  and  technologies which fall within these definitions but shall not include other products or technologies.

We  believe  that  this  strategic  alliance  of  UP  Scientech  and  the  Company  constitutes  a  compelling opportunity  to  commercialize  and  expand  the  markets  for  the  unique  and  valuable  technology  developed by the Company.

UP  Scientech  welcomes  the  prospect  of  working  with  the  Company  in  order  to  consummate  a  mutually

beneficial  transaction.    This  letter  sets  forth  the  basis  upon  which  UP  Scientech  proposes,  subject  to execution of definitive agreements, receipt of internal/regulatory approvals and satisfaction of certain other conditions as described herein or in the definitive agreements, to proceed with such a transaction.

Exhibit 99.1

1.

UP Scientech Purchase of Abakan Shares

UP  Scientech  and  Abakan  intend  to  enter  into  a  share  subscription  agreement  (the  "SSA"),  pursuant  to which  UP  Scientech  shall  purchase  7,500,000  voting  common  restricted  shares  of  Abakan  (constituting

9.52% of the total issued and outstanding voting shares of Abakan on a fully diluted basis, post the issuance of the  7,500,000  shares to UP  Scientech  or  8.95%  of the  fully diluted  total  shares post the  issuance  of the

7,500,000 shares) at a price of US$0.40 per share for an aggregate purchase price of US$3,000,000.

The Company proposes to use the proceeds from this share subscription agreement as outlined below.

Description of Use of Proceeds

Amount Raised

$3,000,000

MesoCoat G&A, Taxes & Utilities

450,000

MesoCoat PComP Capex & Consumables

925,000

MesoCoat Cermaclad Budget

220,000

MesoCoat AP (including amounts owed to Powdermet)

810,000

Alberta

35,000

Abakan G&A, AP

560,000

TOTAL

$3,000,000

2.

Director Appointment

(a)

On the closing of the SSA, Abakan's 1) Board of Directors shall appoint one individual, tabled by

UP  Scientech,  to  serve  as  a  member  of  Abakan's  Board  of  Directors  for  a  term  that  shall  end  the earlier  of  3  years  from  the  date  of  appointment  or  the  date  on  which  UP  Scientech's  fully diluted ownership of Abakan falls below 6.0%; 2) over the duration of the term in which the director tabled by UP  Scientech  serves  on  Abakan's  Board  of  Directors, Robert  Miller,  Maria  Maz, The  Thomas

and Mario Miller Family Trust and the Tarija  Foundation (the "Shareholders")  shall  agree to vote in  favour  of  the  director  tabled  by  UP  Scientech  at  any  annual  or  special  meeting  of  Abakan's shareholders  called  for  the  election  of  directors;  and  3)  Abakan  shall  cause  the  Shareholders  to issue a letter prior to or simultaneously upon execution of the SSA, undertaking that they shall vote in  favour  of  the  director  tabled  by  UP  Scientech  at  any  annual  or  special  meeting  of  Abakan's shareholders called for the election of directors during the term mentioned above.  Such appointed director  shall  have  all  rights  that  a  non-executive  director  normally has,  including  but  not  limited to  discussion  and  approval  at  Board  of  Directors  and  committee  meetings  of  the  budgets  that  are present by management, and the right to receive biweekly cash flow statements.

(b)

Subsequent  to  the  closing  of  the  SSA,  if  the  term  of  service  of  the  individual,  tabled  by  UP

Scientech, as a director expires, or such individual is not elected as a director at an annual or special meeting of Abakan's shareholders, then Abakan's Board of Directors shall permit UP Scientech to designate  an  observer  to  attend  regularly scheduled  or  special  meetings  of the  Board  of Directors and  committee  meetings,  having  access  to  any  documents  available  to  a  non-executive  director,

including but not limited to, the budgets that are presented by management and biweekly cash flow statements, so long as UP Scientech holds no less than 6% of the voting shares of Abakan.

3.

Information to be Provided to UP Scientech

(a)

The   Company  shall   further   provide   to  UP   Scientech   necessary  information  and   reasonable

Exhibit 99.1

resources  and  assign  necessary  people  to  assist  UP  Scientech  to  understand  and  evaluate  the strength  and  edge  of  the  PComPTM  products,  including  but  not  limited  to  providing  product

manuals,   brochures   and   information,   delivering   sufficient   product   samples   for   testing,   and

furnishing training of UP Scientech's sales and technical representatives.

(b)

The  Company  has  furnished  UP  Scientech  with  its  plan  to  expand  the  production  capacity  of

PComPTM  products  to  18  tons  (1.5  tons  per  month),  and  shall  provide  monthly  updates  of  the execution status to UP Scientech for its information.

4.

Agreement to Enter into Additional Transactions

UP Scientech and the Company intend to enter into the following additional transactions described in this

Section  4.  The  parties  anticipate  that  to  facilitate  the  proposed  transactions,  both  parties  need  to  further

negotiate,   finalize,   execute   and   deliver   the   following   definitive   agreements   (containing   customary

representations, warranties, covenants, indemnities and conditions to closing, as appropriate):

(a)

PCompP™  Exclusive  Sales  Agency  Agreement.    An  exclusive  agency  agreement  (the  "Sales

Agency")  for  the  PComPTM  products  between  UP  Scientech  and  the  Company  for  the  sale  of

PComPTM products in Japan, Korea, China and Taiwan ("Jurisdictions").

(i)

UP Scientech shall earn a sales agency commission equal to 10% of the revenue generated from the sale of PComPTM products in the Jurisdictions during the first year of the term of the Sales Agency and a percentage to  be  negotiated for the  period following the first  year of the Sales Agency.

(ii)

The  Sales  Agency  shall  have  a  three-year  term,  starting  from  the  date  on  which  the

Company can deliver to UP Scientech PComP™ W104, W333 and W611, PComP™ T45

and T48, PComP™ M144 and MB05™.

(iii)

Upon   expiration   of   the   initial   three   years,   the   Sales   Agency   Agreement   shall   be

automatically renewable  for  an  additional one  year  renewal  term  upon  the  election  of UP

Scientech, subject to satisfaction of the Minimum Sales Volumes for the initial three years

as  shown  on  Exhibit  A.   The  terms  and  conditions  for  renewal  after  such  additional  one year renewal term shall be determined by the parties hereto.

(b)

Exclusive PComp™ License.  After UP Scientech exercises its right to establish a PComP™ Joint

Venture  and  upon  such  PComP™  JV  Company  being  duly  incorporated  under  Section  5,  the

Company  shall  grant  to  the  PComP™  JV  Company  an  indefinite  exclusive  non-royalty  bearing technology  license  agreement  to  use  PCompP™  technology  to  engineer,  build,  own,  operate  and maintain a plant to manufacture PComPTM powder products in Taiwan for sale in the Jurisdictions.

(c)

Exclusive  CermaClad™  for  Plate  License.   (i)  Upon  the  CermaClad™  for  Plate  JV  Company  in

Taiwan being duly incorporated under Section 5 and/or (ii) after UP Scientech exercises its right to establish  a  CermaClad™  for  Plate  Joint  Venture  Outside  of  the  Jurisdictions  (defined  as  those territories  outside of the  Jurisdictions)  and upon the CermaClad™ for  Plate JV  Company Outside

Exhibit 99.1

of  the  Jurisdictions  being  duly  incorporated  under  Section  5,  the  Company  shall  grant  to  such

CermaClad™  for  Plate  JV  an  indefinite  exclusive  non-royalty  bearing  license  agreement  to  use

CermaCladTM  technology  (i)  to  engineer,  build,  own,  operate  and  maintain  a  production  plant  to coat plate in Taiwan  for  sale  globally (or  globally but excluding the  jurisdiction where  such  plant is  located  if  the  CermaClad™  for  Plate  Joint  Venture  Outside  of  the  Jurisdictions  is  established)

and/or (ii) to engineer, build, own, operate and maintain a production plant to coat plate Outside of the Jurisdictions for sale in the jurisdiction where such plant is located unless otherwise agreed by the parties, as applicable.

(d)

Exclusive  CermaClad™  for  Pipe  License.   After  UP  Scientech  exercises  its  right  to  establish  a

CermaClad™  for  Pipe  Joint  Venture,  and  upon  such  CermaClad™  for  Pipe  JV  Company  being duly  incorporated  under  Section  5,  the  Company  shall  grant  to  the  CermaClad™  for  Pipe  JV  an indefinite  exclusive  non-royalty  bearing  license  agreement  to  use  CermaCladTM  technology  to engineer, build, own, operate and maintain a production plant to coat pipe in Taiwan for sale in the

Jurisdictions.

5.

Agreement to Establish Joint Ventures

UP  Scientech  and  the  Company  shall  establish  a  CermaClad™  for  Plate  Joint  Venture  in  Taiwan.   UP

Scientech shall have the right to require the Company to establish another up to two joint venture companies in Taiwan and one joint venture company Outside of the Jurisdictions (together with the CermaClad™ for

Plate Joint Venture in Taiwan, "JV Companies") to build and operate plants to manufacture PComPTM and

CermaCladTM products.  The primary terms of the joint ventures shall be as follows:

PComPTM JV Plant

(a)

UP  Scientech  shall  have  two  years  to  exercise  its  right  to  require  the  Company  to  establish  a

PComP™  Joint  Venture  from  the  date  the  Company  completes  the  expansion  of  its  production capacity of PComP™ to 18 tons per year (1.5 tons per month) and notifies UP Scientech in writing

(the "Initial Date") of the increased production capacity.

(b)

UP  Scientech  shall  subscribe  to  80%  of  the  shares  of  the  PComP™  JV  Company  in  cash,  which subscription  shall  pay for  100%  of  the  startup  costs  associated  the  PComP™  JV  Company  plant,

and  the  Company  shall  license  the  know-how  and  technology  to  the  PComP™  JV  Company  in exchange for 20% of the shares of the PComPTM JV Company.

(c)

The plant can only be built in Taiwan.

(d)

UP  Scientech  shall  contribute  operating  expertise,  sales  channels  for  the  product  and  assist  the

PComP™ JV Company to protect PComPTM related technology.

(e)

The   PComPTM   JV   Company   shall   be   licensed   to   sell   PComPTM  products   only   within   the

Jurisdictions, unless otherwise agreed by the Company.

(f)

UP Scientech and the Company shall in good faith negotiate, agree on and execute a joint venture agreement and the license agreement within three months of UP Scientech's exercise of its right to form a PComP™ Joint Venture.

CermaCladTM Plate JV Plant - Taiwan

Exhibit 99.1

(a)

Within two (2) months after this letter is executed by Abakan, UP Scientech and the Company shall in good faith and with best efforts (i) complete the financial projection and the timeline to establish the CermaClad™ for Plate Joint Venture - Taiwan and the timeline to engineer, build, own, operate and  maintain  the  CermaClad™  Plate  JV  Company  Plant  –  Taiwan,  (ii)  negotiate,  agree  on  and execute a joint  venture agreement  and the license agreement, and (iii)  proceed with establishment of the CermaClad™ for Plate Joint Venture - Taiwan.

(b)

UP  Scientech  shall  subscribe  to  51%  of  the  shares  of  the  CermaClad™  for  Plate  JV  Company  -

Taiwan  in  cash,  which  subscription  shall  pay  for  51%  of  the  startup  costs  associated  with  the

CermaClad™  Plate  JV  Company  Plant  –  Taiwan,  and  the  Company shall  license  without  royalty the know-how and technology to the CermaClad™ for Plate JV Company – Taiwan and shall pay for  49%  of  the  startup  costs  associated  with  the  CermaClad™  Plate  JV  Company Plant  – Taiwan in exchange for 49% of the shares of the CermaClad™ Plate JV Company - Taiwan.

(c)

The plant can only be built in Taiwan.

(d)

UP  Scientech  shall  contribute  operating  expertise,  sales  channels  for  the  product  and  assist  the

CermaClad™ for Plate JV Company - Taiwan to protect CermaCladTM  Plate related technology.

(e)

The CermaClad™ Plate JV Company - Taiwan shall be licensed to sell CermaCladTM Plate products globally,  until  such  time,  if  ever,  that  UP  Scientech  exercises  its  right  to  require  the  Company  to establish the CermaClad™ for Plate Joint Venture – Outside of the Jurisdictions, and upon then the

CermaClad™ Plate JV Company – Taiwan's  license to sell CermaCladTM Plate products would be

excluding   the   jurisdiction   where   such   CermaClad™   Plate   JV   Company   –Outside   of   the

Jurisdictions is located, unless otherwise agreed upon by UP Scientech and the Company.

CermaCladTM Plate JV Plant – Outside of the Jurisdictions

(a)

UP Scientech may exercise its right to require the Company to establish the CermaClad™ for Plate

Joint Venture – Outside of the Jurisdictions until the later of two years from the Initial Date or from the date that the Company opens its first CermaClad™ Plate plant.

(b)

UP  Scientech  shall  subscribe  to  49%  of  the  shares  of  the  CermaClad™  for  Plate  JV  Company–

Outside  of  the  Jurisdictions  in  cash,  which  subscription  shall  pay  for  49%  of  the  startup  costs associated with the CermaClad™ for Plate JV Plant– Outside of the Jurisdictions, and the Company

shall  license  without  royalty  the  know-how  and  technology  to  the  CermaClad™  for  Plate  JV

Company  –  Outside  of  the  Jurisdictions  and  pay  for  51%  of  the  startup  costs  associated  with  the

CermaClad™ for Plate JV Plant– Outside of the Jurisdictions in exchange for 51% of the shares of the CermaClad™ Plate JV Company – Outside of the Jurisdictions.

(c)

UP  Scientech  shall  contribute  operating  expertise,  sales  channels  for  the  product  and  assist  the

CermaClad™ for Plate JV Company – Outside of the Jurisdictions to protect CermaCladTM   Plate

related technology.

(d)

The  CermaClad™  Plate  JV  Company  –  Outside  of  the  Jurisdictions  shall  be  licensed  to  sell

CermaCladTM Plate  products  in  the  jurisdiction  where  such  CermaClad™  Plate  JV  Company  –

Exhibit 99.1

Outside of the Jurisdictions is located, unless otherwise agreed by UP Scientech and the Company.

(e)

UP Scientech and the Company shall in good faith negotiate, agree on and execute a joint venture agreement and the license agreement within three months of UP Scientech's exercise of its right to form a CermaClad™ for Plate Joint Venture – Outside of the Jurisdictions.

CermaCladTM Pipe JV Plant

(a)

UP Scientech may exercise its right to require the Company to establish the CermaClad™ for Pipe

Joint  Venture  until  the later  of two  years  from  the  Initial Date  or  from the  date  that  the  Company opens its first commercial four-line CermaClad™ pipe plant.

(b)

UP  Scientech  shall  subscribe  to  40%  shares  of  the  CermaClad™  for  Pipe  JV  Company  in  cash,

which  subscription  shall  pay  for  50%  of  the  start  up  costs  associated  with  the  CermaClad™  for

Pipe JV Plant, and the Company shall subscribe to 50% of the shares of the CermaClad™ for Pipe

JV Company in cash, which subscription shall pay for 50% of the start up costs associated with the

CermaClad™  Pipe  JV  Plant  and  license  the  know-how  and  technology  to  the  CermaClad™  for

Pipe JV Company in exchange for another 10% shares of the CermaClad™ for Pipe JV Company.

(c)

The plant can only be built in Taiwan.

(d)

UP  Scientech  shall  contribute  operating  expertise,  sales  channels  for  the  product  and  assist  the

CermaClad™ for Pipe JV Company to protect CermaCladTM Pipe related technology.

(e)

The CermaClad™ for Pipe JV Company shall be licensed to sell CermaCladTM Pipe products only in the Jurisdictions, unless otherwise agreed to by the Company.

(f)

UP Scientech and the Company shall in good faith negotiate, agree on and execute a joint venture agreement and the license agreement within three months of UP Scientech's exercise of its right to form the CermaClad™ Pipe Joint Venture.

6.

Ownership of Intellectual Property

Each party shall own its background intellectual property.

Any  new  improvements,  derivatives  or  new  methods  to  produce  or  deliver  PCompP™  or  CermaClad™

products or services developed by any of the respective JV Companies (“New IPs”) shall be owned equally by UP Scientech and the Company and assigned to a new company, to be formed by the parties hereto with

equal equity ratio, and licensed  to the respective JV Companies  for no additional consideration.   The new

IPs shall not be assigned, entrusted, licenced, pledged, or abandoned without the consent of both parties.

Both parties hereto shall have complete access to all JV facilities, equipment, books and records at all times.

1.1  7.    Notices

1.2  Any and all notices or other communications or deliveries required or permitted to be provided hereunder  shall  be  in  writing  and  shall  be  deemed  given  and  effective  on  the  earliest  of  (a)  the  date  of transmission,  if  such  notice  or  communication  is  delivered  via  facsimile  (provided  the  sender  receives  a machine-generated  confirmation  of  successful  transmission)  at  the  facsimile  number  specified  in  this

Section  prior  to  6:30  p.m.  (Florida  time)  on  a  Business  Day,  (b)  the  next  Business  Day  after  the  date  of

Exhibit 99.1

transmission, if such notice or communication is delivered via facsimile at the  facsimile number specified in  this  Section  on  a  day that  is  not  a  Business  Day or  later  than  6:30  p.m.  (Florida  time)  on  any Business

Day,  (c)  the  Business  Day  following  the  date  of  mailing,  if  sent  by  U.S.  nationally  recognized  overnight

courier  service,  or  (d)  upon  actual  receipt  by the  party  to  whom  such  notice  is  required  to  be  given.   The

address for such notices and communications shall be as follows:

If to Abakan:

Abakan, Inc.

2665 S. Bayshore Drive, Suite 450

Miami, Florida 33133

Attn: Robert Miller

Telephone: 1 786 206-5368

Fax: 1 305 487-7481

Email: robert.miller@abakaninc.com

If to UP Scientech:

UP Scientech Materials Inc.

No. 5-3, Jianguo Road

Guanyin Township

Taoyuan County, 32844

Taiwan R.O.C.

Attn: George Chang

Telephone: 886 3 4833690

Fax: 886 3 4834193

Email: George@upplate.com

8.

Arbitration

Any controversies incurred or related to this letter of intent shall be resolved in an amicable way, provided that any controversies that cannot be resolved shall be submitted to the Hong Kong International Arbitration

Centre in Hong Kong for arbitration.

9.

Due Diligence

From time to  time  before and/or after closing  of  the  capital  injection  of US$3  million  under  the  SSA,  UP

Scientech may need to conduct certain due diligence or require certain information, which may include but not  limited  to  the  provision  of  information  covering  the  technology  owned,  used,  developed,  and  to  be developed by the Company and/or their affiliates as well as the technology licensed by any third parties to the  Company and/or  their  affiliates  and  the  technology licensed  by the  Company and/or  their  affiliates  to any third parties.  The Company agrees to fully cooperate and provide such information as requested by UP

Scientech subject to those obligations of confidentiality attendant to any such information.

10.

Required Approvals and Others

The  above  proposal  shall  be  subject  to  corporate  and  regulatory  approvals  required  by  UP  Scientech,

including  but  not  limited  to  the  Board  of  Directors'  approval  and  the  approval  of  or  report  to  the  Central

Bank of Republic of China (Taiwan).

Abakan  will  hold  a  meeting  of  the Board  of  Directors  prior  to  execution  of this  letter  to  duly approve  the terms  and  conditions  of  this  letter,  including  but  not  limited  to  provision  of  the  observer  position  to  UP

Scientech under Section 2(b) hereof.  Abakan shall cause MesoCoat to perform its obligations hereunder.

Exhibit 99.1

11.

Fees and Expenses

UP  Scientech  and  the  Company  shall  pay  their  respective  costs  and  expenses  related  to  the  proposed transactions,  including  the  costs  and  expenses  related  to  preparation  and  negotiation  of  the  definitive agreements.

12.

Legal and Confidentiality

Subject  to  provision  by  Abakan  of  a  copy  of  Abakan's  meeting  minutes  of  its  Board  of  Directors  duly approving  the  terms  and  conditions  of  this  letter,  including  but  not  limited  to  provision  of  the  observer position to UP Scientech under Section 2(b) hereof, this letter shall be binding on the parties hereto, subject to  execution  of  definitive  agreements,  receipt  of  internal/regulatory  approvals  and  satisfaction  of  certain other conditions as described herein or in the definitive agreements, to proceed with such a transaction.

This  letter  is  governed  by and  construed  in  accordance  with  Taiwan  laws,  without  regard  to  principles  of conflicts of laws thereof.

UP Scientech requests that neither the Company, its directors, officers and employees nor its advisors make any announcement  or  disclosure  to  third  parties  of UP  Scientech's  interest  in  this  proposed  transaction  or of the contents of this letter unless otherwise required by applicable laws and regulations, under which the content of the announcement or disclosure shall be agreed by UP Scientech in advance.

We look forward to working with you on this transaction.

Yours faithfully

for and on behalf of

UP SCIENTECH MATERIALS CORP.

/s/ George Chang

George Chang, Chairman

Agreed and accepted this 13th day of November,

2014  for and on behalf of:

ABAKAN INC.

/s/ Robert Miller

Robert Miller, Director and CEO